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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Shalala                            Donna                   E.
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   (Last)                           (First)             (Middle)

Gannett Co., Inc.                7950 Jones Branch Drive
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                                    (Street)

McLean                             Virginia             22107
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Gannett Co., Inc. ("GCI")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Day/Year

October 29, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2.A           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                        2.            Deemed        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                      Transaction   Execution     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security       Date          Date, if any  ------------     Amount      or   Price      (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)    (mm/dd/yy)     Code     V                  (D)             and 4 )        (Instr.4) (Instr. 4)
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
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Common Stock                                                                                     1,000          D
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Common Stock            10/29/02      10/30/02       P               88.052      A    $76.6600   1,221.471      I         (1)
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
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
            2.                                                                                            ative     of
            Conver-                            5.                              7.                         Secur-    Deriv-   11.
            sion                               Number of                       Title and Amount           ities     ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.       Bene-     Secur-   of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    ficially  ity:     In-
            cise     3.      Execut   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
            Price    Trans-  ion      action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.          of       action  Date,    Code     of(D)         (Month/Day/Year)          Amount    ative    Reported  In-      ficial
Title of    Deriv-   Date    if any   (Instr.  (Instr. 3,    ----------------          or        Secur-   Trans-    direct   Owner-
Derivative  ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-          Number    ity      action(s) (I)      ship
Security    Secur-   Day/    Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)   (D)    cisable  Date     Title   Shares    5)         4)       4)       4)
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
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
Explanation of Responses:
(1) Held by the trustee of the Company's Deferred Compensation Plan, The Northern Trust Company.


/s/Thomas L. Chapple, Attorney-in-fact                         10/31/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.